AMENDMENT TO LETTER AGREEMENT

This Amendment to Letter Agreement ("Amendment") is made as of June 15, 2001 between VIRTUALSELLERS.COM, INC. ("VDOT"), a Canadian corporation with offices at 120 North LaSalle Street, Suite 1000, Chicago, IL 60602 and HEALTHSCAPE, INC. ("Healthscape"), a Delaware corporation with an address c/o Penne Stockinger, 345 Greenoaks Drive, Atherton, CA 94027.

W I T N E S S E T H

WHEREAS, VDOT and Healthscape are all of the parties to that certain Letter Agreement (the "Agreement") dated May 30, 2001, pursuant to which VDOT is purchasing the Assets (as defined in the Agreement) from Healthscape; and

WHEREAS, the parties hereto desire to amend the Agreement as herein set forth.

NOW, THEREFORE, for and in consideration of the sum of ten dollars ($10.00) cash in hand paid by VDOT to Healthscape, and the mutual covenants set forth in this Amendment, VDOT and Healthscape do hereby agree as follows:

  Paragraph 3 of the Agreement is hereby deleted and the following is inserted therefor:

  The purchase price for the Assets shall be $245,000, $5,000 of which shall be payable on the Closing Date, in cash, to Vendor's attorneys (Baker & McKenzie) and the balance to be payable on the Closing Date in 631,579 common shares in the capital of the Purchaser, each of which will be issued at a deemed price of $0.38 (the "Purchase Shares").

  The parties hereto do each represent and warrant to the other that, except for Rick J. Carlson, neither of them has engaged, met or corresponded with any brokers, finders or similar agents in connection with the introduction of VDOT to Healthscape or the procuring or negotiation of the transaction(s) evidenced by the Agreement or this Amendment. VDOT does not and shall not have any obligation to pay Rick J. Carlson any fee for any services in connection with the Agreement or the introduction of VDOT to Healthscape, and Healthscape has agreed, in a separate document to which VDOT is not a party, to pay Rick J. Carlson a fee for his services. Healthscape hereby indemnifies VDOT against, and agrees to hold VDOT harmless from and against, any claim by Richard J. Carlson for any fee or other entitlement arising out of or related to this Amendment, the Agreement or the transaction(s) to be effected pursuant to them.

  Healthscape represents and warrants to VDOT, with the knowledge that VDOT will rely thereon in closing the transaction(s) contemplated in the Agreement and this Amendment, as follows:

    all of the representations and warranties of Healthscape made in the Agreement are true and correct as of the date hereof and will be true on Monday, June 26, 2001;

    all of the shareholders of Healthscape approved the Plan of Distribution and Complete Liquidation that was discussed by the Board of Directors of Healthscape at their Board Meeting on December 13, 2000 and that was sent to the shareholders of Healthscape under cover of a letter dated December 26, 2000 from Penne Stockinger, a copy of which letter is attached to this Amendment as Exhibit "A" (the "Letter");

    Each stockholder of Healthscape cashed the check payable to him, her or it that was an enclosure to, and was referred to in, the Letter.

  This Amendment may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

  This Amendment will be governed by and construed in accordance with the law of Illinois.

  Except as expressly modified by the terms of this Amendment, the parties hereto do hereby reaffirm the terms and conditions of the Agreement.

  Delivery of an executed copy of this Amendment by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Amendment.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals as of the day and year first above written.

VIRTUALSELLERS.COM, INC.

Per: /s/ Dennis Sinclair
Authorized Signatory

HEALTHSCAPE, INC.

Per: /s/ Penne Stockinger
Authorized Signatory